Exhibit 5.2

May 19, 2017

Independence Realty Trust

Two Liberty Place

50 S. 16th Street, Suite 3575

Philadelphia, PA 19102

Ladies and Gentlemen:

We have acted as counsel to Independence Realty Operating Partnership, L.P., a Delaware limited partnership (the “Company”) of which Independence Realty Trust, Inc. is the sole general partner (“IRT”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of the sale and issuance of an indeterminate amount of senior or subordinated debt securities of the Company (the “Debt Securities”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act at an aggregate public offering price not to exceed $1,000,000,000, and which are covered by the Registration Statement on Form S-3 (the “Registration Statement”) filed by IRT and the Company with the Securities and Exchange Commission (the “Commission”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with the opinions rendered below, we have examined the following:

1)	the Registration Statement and the documents incorporated by reference therein;

2)	the Certificate of Limited Partnership of the Company;

3)	the Fourth Amended and Restated Agreement of Limited Partnership of the Company, as amended from time to time;

4)	resolutions adopted by the Board of Directors of IRT, as general partner of the Company, related to, among other things, the registration, sale and issuance of the Debt Securities; and

5)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In such examination, and prior to our expressing any opinions, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents (v) there has been no oral or written modification or amendment to such documents, and (vi) that all records and other information made available to us by the Company on which we have relied are complete in all material respects.

For purposes of rendering our opinions herein, we have further assumed the following with respect to the Offered Securities:

(a)	Any Debt Securities issued under the Registration Statement will be issued under a valid and legally binding indenture (each, an “Indenture”) that conforms to the description thereof set forth in the prospectus or the applicable prospectus supplement, and will comply with the company’s organizational documents and applicable laws (as herein defined).

(b)	The underwriting, subscription or purchase agreements for the Debt Securities will be valid and legally binding contracts that conform to the descriptions thereof set forth in the prospectus or the applicable prospectus supplement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

(a)	The Company is a limited partnership validly existing and in good standing under the laws of the State of Delaware, that has the requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement.

(b)	When (a) Debt Securities have been duly authorized by the company’s general partner, (b) the Registration Statement becomes effective under the Act, (c) the Indenture relating to Debt Securities has been duly authorized, executed and delivered by the Company, (d) the terms of Debt Securities and of their issuance have been duly established in conformity with the Company’s organizational documents and the Indenture, which terms do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or government body having jurisdiction over the Company, and (e) Debt Securities have been duly executed and countersigned in accordance with the Indenture and duly issued and sold as contemplated by the Registration Statement and consideration therefor has been received by the Company, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above.

The opinions expressed herein are further qualified in the following respects:

(1) We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indentures that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(2) This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Partnership Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ LEDGEWOOD

LEDGEWOOD,

a professional corporation